June 10, 2009

Teresa Santos
123 W 88th Street, Apt 4F
New York, NY 10024

Dear Teresa,

This letter agreement (the “Agreement”) sets forth the terms of the termination of your employment with TheStreet.com, Inc. (together with its subsidiaries and affiliates, the “Company”).

1.  Your employment with the Company, which commenced on April 20, 2006, will terminate effective as of the close of business on June 15, 2009.  Your current base salary of $210,000 per annum will be continued in accordance with the Company’s regular payroll practices, and less all applicable taxes, withholdings and deductions, through June 15, 2009.

2.  In consideration of your acceptance of this Agreement, including the Release set forth in paragraph 3 hereof, and subject to your meeting in full your obligations under this Agreement, the Company will pay you severance pay in an aggregate amount of $106,582, minus deductions for all applicable taxes and withholdings, including your employee contribution of $506.10 for medical and dental insurance.  Such severance pay will be payable in accordance with the Company’s regular payroll procedures commencing on the first regular pay day following the later of June 15, 2009 or the date of your acceptance of this Agreement.  The Company will report all severance pay to all appropriate taxing authorities on an Internal Revenue Service Form W-2.  In addition, in consideration of this Agreement becoming effective, the Company also agrees to pay its share of the cost of providing you with medical and dental insurance through September 30, 2009.  You hereby acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation from the Company, including compensation for unpaid salary, bonus, commission, profit share, severance, accrued or unused vacation or sick time, or in connection with the exercise of stock options or unvested equity grants. You will not continue to earn vacation or other paid time off after June 15, 2009.  As a condition to receiving the severance pay, you must (a) return all Company property in your possession to the Company by no later than June 30, 2009 (or earlier as may be requested by the Company), (b) prepare and deliver to the Company by June 18, 2009, a written memorandum describing in reasonable detail all active legal matters and the contact information (including name, phone number and email address) of the primary person(s) involved in such matter (whether on behalf of the Company or any other party), (c) cooperate in good faith with the Company whether in the office (to the extent requested by the Company) or by telephone until June 30, 2009 to transition your duties and responsibilities to other employees of the Company and (d) cooperate in good faith with the Company until September 30, 2009 to be available for periodic telephone consultations during business hours to answer questions relating to the transition of your duties.

Santos 2

3. In consideration of the payments and benefits provided to you under this Agreement, to which you would not otherwise be entitled, you, on your own behalf and that of each of your heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Santos Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective past and present officers, employees, directors, members, managers, partners, shareholders, representatives and agents (collectively, the “Company Parties”), from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, including but not limited to, any Claims under the Age Discrimination in Employment Act, as amended, the Older Worker Benefit Protection Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Occupational Safety and Health Act, as amended, the Consolidated Omnibus Budget Reconciliation Act, as amended (COBRA), the Civil Code Section 1542, as amended, the New York State Human Rights Law, as amended, New York Labor Law, as amended, New York City Human Rights Law, as amended, and the Administrative Code of the City of New York, and/or any other federal, state or local statute, ordinance, regulation, constitutional provision or law, or the common law of the United States or of any state, that the Santos Parties may have, or in the future may possess, that occurred, existed or arose on or prior to your execution of this Agreement; provided, however, that you do not release, discharge or waive any rights to payments and benefits provided under this Agreement.  Nothing in this Release shall affect your rights to any vested benefits under any Company pension plan, if any, or to enforce your rights under this Agreement.

4.  The term "Company Information" as used in this Agreement means any and all confidential or proprietary information of the Company and/or the Company Parties, including without limitation, technical, business or financial information or trade secrets, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company and/or the Company Parties.  "Company Information" shall not include such information as has been previously disclosed to the public by the Company or to a person to whom you disclosed Company Information pursuant to paragraph 5 or 6 of this Agreement, or is disclosed by you as required by law.  You acknowledge and agree that all Company Information is the property of the Company.  You represent that you have at all times maintained all Company Information in strict confidence and you have not disclosed or in any way made use of (except in connection with your employment with the Company) any Company Information.  You further warrant and agree that (i) you will keep all Company Information strictly confidential at all times after the termination of your employment with the Company, and (ii) you will not at any time make use of any Company Information on your own behalf, or on behalf of any third party.  The Company acknowledges that, except for the foregoing non-disclosure provision, and pursuant to applicable law, you are not bound by any restrictions on employment by third parties.  You represent that you have returned or will immediately return to the Company all Company property without limitation, including your Corporate American Express Card, if any.  Return of all such property is a precondition to payment of the severance pay and benefits set out in paragraph 2 above.  In addition you will remain responsible for any expenses or items billed to such card, if any.

Santos 3

5.  It is understood that you will have through June 11, 2009 within which to consider the terms of the Agreement.  During this time, you are advised to consult an attorney.  Your signature indicates that you have had the opportunity to benefit from that consultation period and are entering this Agreement, at the time of your execution hereof, freely and voluntarily.  If the Company does not receive your signature by close of business on June 11, 2009, the offer contained in this letter shall be deemed immediately revoked.

6.  You agree to keep the terms of this Agreement confidential except for discussions with your spouse and except as may be required to enforce the Agreement or to obtain legal or tax advice.  You agree not to make or publish any disparaging statements about the Company, Company Parties, or their respective businesses, past or present employees officers, management, products or services, and not to cause or suffer others to do so on your behalf.  The Company agrees that no member of the executive management of TheStreet.com, Inc. or person acting in such capacity will make or publish any disparaging statements about you, or authorize or knowingly permit any officer, employee or director or person acting in such capacity to do so.  You agree to direct all requests for employment references or inquiries concerning your employment with and separation from the Company to Ronni Goldman, the Company's Human Resources Director.  You further understand and acknowledge that, consistent with the Company's policy, the Company will only provide prospective employers with your dates of employment, last position held and last salary.

7.  You agree that the severance pay and benefits that you will receive as a result of signing this Agreement, in support of all of the provisions contained herein, will constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which you have released the Company and the Company Parties herein.  The Company's offer to you is made without prejudice to the Company and the Company Parties and is not intended to, and shall not be construed as, any admission of liability by the Company or the Company Parties to you, or of any improper conduct on the part of the Company or the Company Parties, all of which the Company and the Company Parties specifically deny.

8. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby and any such provision or provisions shall be enforced to the fullest extent permitted by law.

9.  This Agreement constitutes a complete statement of all the arrangements between us, and supersedes all prior oral or written agreements and understandings between us concerning the subject matter hereof.  This Agreement may not be altered or modified other than in a writing signed by you and the Company.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.  You hereby agree that the federal and state courts of New York will have exclusive jurisdiction over any dispute relating to this Agreement and you hereby consent to the in personam jurisdiction of such courts.

10.   You understand and confirm that the agreements, representations, covenants and acknowledgements made by you in this Agreement will survive the execution of this Agreement and the payment of the severance pay and benefits provided for in this Agreement.   You further understand and confirm that if you are found to have made a material misstatement in, or commit a material breach of, any term, condition, covenant, representation or acknowledgement in this Agreement,  the payments of severance pay and benefits will cease and you will be obligated to return to the Company any severance pay and benefits already paid to you by the Company.  You will further be liable for any damages suffered or incurred by the Company by reason of such misstatement or breach.  In addition, you will be required to return the severance pay and benefits to the Company if this Agreement is determined to be invalid or unenforceable, or if you claim in any forum that the Agreement is invalid or unenforceable.  In the event of any actual or threatened breach by you of any term or provision of this Agreement, the Company will be entitled to recover from you all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred in enforcing this Agreement.

Santos 4

11. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

If the above sets forth our agreement as you understand it and consent to it, and you agree to be legally bound hereby, please so signify by executing and dating the enclosed copy of this Agreement and returning it to Ronni Goldman, Human Resources Director.

Very truly yours,
TheStreet.com, Inc.

By:	/s/ Daryl Otte
Daryl Otte
Chief Executive Officer

Agreed to and Accepted:

/s/ Teresa Santos
Teresa Santos

Dated:  6/11/09